Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-261224 and 333-230145) on Form S-3 and in the registration statements (Nos. 333-265056, 333-224910, 333-178077 and 333-170624) on Form S-8 of our reports dated February 23, 2024, with respect to the consolidated financial statements of Northwest Bancshares, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
February 23, 2024